Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

NATIONSTAR MORTGAGE ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

•	Delivered record net income of $55.1 million, or $0.61 per share

•	Pro-forma EPS of $0.64, excluding transaction-related expenses

•	Servicing portfolio UPB of $198 billion; pipeline at $600 billion

•	$30 billion bulk servicing expected to close in Q4; $10 billion in flow agreements executed

•	Second consecutive quarter of record originations volume and application pipeline

•	Strategic initiative to expand ancillary services business

Lewisville, TX (November 6, 2012) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”), a leading residential mortgage loan servicer, today reported that net income grew by 52% to $55.1 million, or $0.61 per share, for the third quarter 2012 compared to $36.3 million, or $0.41 per share, in the second quarter 2012 and a loss of $3.1 million in the third quarter of 2011.

Pro-forma Q3 ‘12 EPS of $0.64 was up in comparison to the prior quarter’s pro-forma results of $0.44, after normalizing Q3 ‘12 for $3.9 million of ResCap and other transaction-related expenses. Q2 ‘12 pro-forma earnings excluded $4.1 million of Aurora ramp-up expenses. Further details on pro-forma EPS are included in a table later in this release.

On a Non-GAAP basis, adjusted EBITDA (“AEBITDA”) for operating segments grew 22% to $123.0 million, or $1.37 per share, for the quarter versus $101.2 million, or $1.13 per share, in the second quarter 2012. Pro-forma Q3 ‘12 AEBITDA per share for operating segments of $1.41 was up 19% over the prior quarter pro-forma AEBITDA per share of $1.18, after normalizing for Q3 ‘12 for ResCap and other transaction-related expenses. Pro-forma Q2 ‘12 AEBITDA excluded $4.1 million of Aurora ramp-up expenses. Further details of AEBITDA are included in a table later in this release.

Nationstar’s revenue grew 39% to $277.2 million for the quarter from $200.0 million in the prior quarter and was up 205% from $90.9 million in the third quarter of 2011. Pre-tax income from operating segments for the quarter increased by 47% to $82.7 million, or $0.92 per share, up from $56.4 million, or $0.63 per share, in the second quarter of 2012 and was up 1738% from $4.5 million in the third quarter of 2011.

Nationstar’s servicing portfolio, as measured by unpaid principal balance (“UPB”), increased by 3% to $198 billion compared to the prior quarter. UPB was up more than 92% over the third quarter 2011 balance of $103 billion.

“We generated record net income in the quarter, and we remain focused on three major strategic goals,” said Jay Bray, Chief Executive Officer of Nationstar. “First, we are committed to executing on our servicing acquisition pipeline of $600 plus billion, and we are pleased to announce that we expect $30 billion of acquisitions to close in the fourth quarter. We also executed flow agreements representing $10 billion in annual UPB, and we are targeting $25 to $50 billion of annual flow. Second, we see a significant opportunity to organically grow servicing by continued focus on recapture and expansion of our builder, wholesale, and other origination channels. Finally, we are implementing a strategic initiative to generate additional shareholder value by expanding our ancillary offering of end-to-end solutions for originations and default services.”

Chief Financial Officer David Hisey said, “Our strong financial results reflect our focus on profitably growing the business as we capitalize on the many growth opportunities in front of us. We increased our operating and profit margins in both our servicing and origination segments in the third quarter. During the quarter, we were able to raise additional capital at a lower cost, which will enable us to pursue additional accretive opportunities.”

Business Segments

Servicing

Mortgage servicing fee income, before fair value adjustments, increased 40% to $153.0 million in third quarter 2012 compared to $109.2 million in the prior quarter. Total mortgage servicing fee income of $135.4 million was up 58% quarter-over-quarter primarily due to generating a full quarter of revenues related to the Aurora platform. In the current quarter, the servicing segment pre-tax income was $5.5 million, versus a loss of $4.7 million in the prior quarter and a loss of $3.1 million in the year-ago quarter.

The servicing segment net income included a $22.4 million decrease in the fair value of mortgage servicing rights, $4.1 million of interest expense resulting from the July and September bond issuances that were not deployed during the quarter, and $3.9 million of deal expenses associated with ResCap and other transactions.

The fair value of mortgage servicing rights decreased in the current quarter by $22.4 million, or $0.25 per share pre-tax, versus a decrease in value of $20.9 million, or $0.23 per share pre-tax, in the prior quarter. The $22.4 million decrease in fair value in the current quarter is primarily due to portfolio run-off.

Segment AEBITDA increased by 13% in the current quarter to $42.1 million compared to $37.4 million in the second quarter 2012 and was up 69% from $24.9 million in the third quarter of 2011. AEBITDA was higher than both periods due to higher average servicing portfolio balances.

Nationstar’s average portfolio UPB for the period was $159 billion which was an increase over the prior quarter average of $115 billion. In July, Nationstar completed the integration of the $63 billion Aurora servicing portfolio. The Aurora portfolio presents the opportunity for Nationstar to increase capacity, improve loan performance and drive originations volume through recapture, further enhancing its economic value.

In July, Nationstar completed the boarding of a $10 billion GSE forward portfolio. In September, Nationstar closed on a $6 billion GSE forward portfolio.

Nationstar’s 60 plus day delinquency rate increased to 15.1% of UPB, up from 11.7% in the second quarter. This increase is related to the boarding of the Aurora and Bank of America portfolios which each had a higher delinquency percentage than the remainder of the servicing. Excluding the Aurora and Bank of America portfolios, the 60-day delinquency rate was unchanged from the second quarter at 11.7%.

Origination

Origination revenue was up 25% compared to the previous quarter, and 304% year-over-year, to $135.2 million for the quarter. This was predominately due to record origination volume—up 1% over the previous quarter to $1.82 billion – and wide spreads between the primary and secondary markets. The total application pipeline grew to a record level of $5.5 billion at the end of the quarter, and locked applications ended the quarter at $4.4 billion. The origination business allows Nationstar to profitably create servicing assets and extend the life of servicing cash flows. The origination business also helps customers by providing refinance opportunities, while providing loan investors with loss mitigation tools.

As a result of the favorable origination environment, pre-tax operating income for the segment was a record $77.1 million, versus $61.1 million in the prior quarter and $7.6 million in the year-ago quarter. Segment AEBITDA was up 27% over the previous quarter and nearly 899% year-over-year to a record level of $80.9 million. Expenses were higher in the quarter due to increased staffing and origination expenses related to the higher volume of loan originations.

Adjusted EBITDA (“AEBITDA”)

This disclaimer applies to every usage of “Adjusted EBITDA” or “AEBITDA” in this presentation. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments’ income (loss), and excludes income and expenses that relate to the financing of our senior notes, depreciable (or amortizable) asset base of the business, income taxes, exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the accounting guidance eliminating the concept of a qualifying special purpose entity (“QSPE”).

Pro-forma Earnings per Share (“Pro-forma EPS”)

This disclaimer applies to every usage of pro-forma EPS in this presentation. Pro-forma EPS is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Pro-forma Q3 ‘12 EPS excludes certain expenses related to ResCap and other transactions. These expenses include the advance hiring of servicing staff, recruiting expenses and travel and licensing expenses. Pro-forma Q2 ‘12 EPS excluded certain expenses incurred in advance of the closing of the Aurora transaction.

Pro-forma AEBITDA per Share

This disclaimer applies to every usage of pro-forma AEBITDA per share in this presentation. Pro-forma AEBITDA per share is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better AEBITDA per share comparison to prior periods. Pro-forma Q3 ‘12 AEBITDA per share excludes certain expenses related to ResCap and other transactions. These expenses include the advance hiring of servicing staff, recruiting expenses and travel and licensing expenses. Pro-forma Q2 ‘12 AEBITDA per share excluded certain expenses incurred in advance of the Aurora transaction.

Conference Call Webcast and Investor Presentation

Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss Nationstar’s third quarter results and other general business matters at 10:00 a.m. (ET) on Tuesday, November 6, 2012. To listen to the event live or in an archive which will be available for 14 days, visit Nationstar’s website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 866-788-0545, or 857-350-1683 internationally. Please use the participant passcode 83308800 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars and shares in thousands, except per share data)

	Three months ended
	September 30, 2012	June 30, 2012	September 30, 2011
Revenues
Servicing fee income	$135,504	$86,092	$53,031
Other fee income	2,396	11,610	7,660

Total fee income	137,900	97,702	60,691
Gain on mortgage loans held for sale	139,259	102,345	30,232

Total revenues	277,159	200,047	90,923

Total expenses and impairments	154,828	130,372	83,194

Other income (expense)
Interest income	23,542	15,650	16,201
Interest expense	(65,015)	(35,913)	(26,376)
Loss on interest rate swaps and caps	(1,077)	(357)	—
Fair value changes in ABS securitizations	—	—	(654)

Total other income (expense)	(42,550)	(20,620)	(10,829)

Income before taxes	79,781	49,055	(3,100)
Income tax expense	24,714	12,780	—

Net income	55,067	36,275	(3,100)
Other comprehensive income, net of tax

Change in value of designated cash flow hedges	—	(423)	—
Reclassification adjustments for gain (loss)	423	—	—

Comprehensive income	$55,490	$35,852	$(3,100)

Earnings per share:
Basic earnings per share	$0.62	$0.41	$(0.04)

Diluted earnings per share	$0.61	$0.41	$(0.04)

Weighted average shares:
Basic	89,168	88,500	70,000
Dilutive effect of stock awards	597	1,028	—

Diluted	89,765	89,528	70,000

Dividends declared per share	$—	$—	$—

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	June 30,	September 30,
	2012	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$430,815	$15,892	$24,005
Restricted cash	258,858	119,512	72,813
Accounts receivable	2,852,985	2,487,991	471,474
Mortgage loans held for sale	703,214	837,906	377,932
Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets	238,178	238,173	246,159
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	—	477,748
Reverse mortgage interests	452,886	310,074	—
Receivables from affiliates	13,301	13,083	6,082
Mortgage servicing rights—fair value	592,692	596,462	246,916
Mortgage servicing rights—amortized cost	8,036	8,357	—
Property and equipment, net	48,714	39,090	20,990
Real estate owned (REO), net	3,193	3,429	15,411
Other assets	338,359	226,261	44,795

Total assets	$5,941,231	$4,896,230	$2,004,325

Liabilities and equity
Notes payable	$2,532,316	$2,412,364	$738,783
Unsecured senior notes	1,062,423	555,938	245,109
Payables and accrued liabilities	762,268	639,839	177,452
Derivative financial instruments	37,835	18,911	15,778
Derivative financial instruments, subject to ABS nonrecourse debt	—	—	11,889
Mortgage servicing liabilities	82,313	81,979	—
Nonrecourse debt—Legacy Assets	101,898	106,271	116,200
ABS nonrecourse debt (at fair value)	—	—	434,326
Excess spread financing (at fair value)	255,484	266,693	—
Participating interest financing	415,448	181,114	—

Total liabilities	5,249,985	4,263,109	1,739,537

Total equity	691,246	633,121	264,788

Total liabilities and equity	$5,941,231	$4,896,230	$2,004,325

SERVICING FEE INCOME DETAIL

(dollars in thousands)

	Three months ended
	September 30, 2012	June 30, 2012	September 30, 2011
	(unaudited)	(unaudited)	(unaudited)
Total servicing fee income before MSR fair value adjustments	$152,963	$109,222	$73,255
Fair value adjustments on excess spread financing	2,213	(2,412)	—
Reverse mortgage servicing amortization/accretion	2,652	(9)	—
MSR changes in fair value	(22,430)	(20,875)	(19,035)

Servicing fee income	135,398	85,926	$54,220

Other fee income	6,457	5,969	$3,772

Total servicing fee income	$141,855	$91,895	$57,992

PRO-FORMA EARNINGS PER SHARE RECONCILIATION

(dollars in thousands)

	Three months ended
	September 30, 2012	June 30, 2012
	(unaudited)	(unaudited)
Net Income	$55,067	$36,275
Income taxes	24,714	12,780

Income before taxes	79,781	49,055
ResCap and other transaction related expenses	3,888	4,136

Pro-forma pre-tax income	83,669	53,191

Income taxes	(25,918)	(13,856)

Pro-forma Income	$57,751	$39,335

Average shares outstanding	89,765	89,528

Pro-forma EPS	$0.64	$0.44

PRO-FORMA OPERATING AEBITDA PER SHARE RECONCILIATION

(dollars in thousands)

	Three months ended
	September 30, 2012	June 30, 2012
	(unaudited)	(unaudited)
AEBITDA	$123,035	$101,201
ResCap and other transaction related expenses	3,888	4,136

Pro-forma AEBITDA	$126,923	$105,377

Average shares outstanding	89,765	89,528

Pro-forma AEBITDA per share	$1.41	$1.18

AEBITDA RECONCILIATION

(dollars in thousands)

	Three months ended
	September 30, 2012	June 30, 2012	September 30, 2011
Net Income/(Loss) from Operating Segments to Adjusted EBITDA Reconciliation
Net income	$55,067	$36,275	$(3,100)
Plus:
Net (income)/loss from Legacy Portfolio and Other	2,874	7,373	7,607
Income tax expense	24,714	12,780	—

Net income/(loss) from Operating Segments	82,655	56,428	4,507
Adjust for:
Interest expense from unsecured senior notes	17,656	13,516	7,543
Depreciation and amortization	2,772	1,758	852
Change in fair value of mortgage servicing rights	22,430	20,875	19,035
Amortization/accretion of reverse mortgage servicing	(2,652)	9	—
Restructuring charges	—	—	—
Share-based compensation	2,623	6,353	1,676
Fair value changes on excess spread financing	(2,213)	2,412	—
Fair value changes in derivatives	(236)	(150)	—
Ineffective portion of cash flow hedge	—	—	(617)

Adjusted EBITDA	$123,035	$101,201	$32,996

Adjusted EBITDA per share	$1.37	$1.13	$0.47

Earnings per share	$0.61	$0.41	$(0.04)

SEGMENT AEBITDA RECONCILIATION

(dollars in thousands)

FOR QUARTER ENDED SEPTEMBER 30, 2012

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation

Adjusted EBITDA	$42,121	$80,914	$123,035	$(1,347)	$121,688

Interest expense on corporate notes	(15,707)	(1,949)	(17,656)	—	(17,656)
MSR valuation adjustment	(22,430)	—	(22,430)	—	(22,430)
Excess spread adjustment	2,213	—	2,213	—	2,213
Amortization of mortgage servicing obligations	2,652	—	2,652	—	2,652
Depreciation & amortization	(2,006)	(766)	(2,772)	(201)	(2,973)
Stock-based compensation	(1,570)	(1,053)	(2,623)	(13)	(2,636)
Fair value adjustment for derivatives	236	—	236	(1,313)	(1,077)

Pre-Tax Income/Loss	5,509	77,146	82,655	(2,874)	79,781

Income Tax					(24,714)

Net Income/Loss					$55,067

Average shares outstanding	89,765	89,765	89,765	89,765	89,765

Earnings per share					$0.61

Pre-Tax Income per share	$0.06	$0.86	$0.92	$(0.03)	$0.89

AEBITDA per share	$0.47	$0.90	$1.37	$(0.02)	$1.36

FOR QUARTER ENDED June 30, 2012

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation

Adjusted EBITDA	$37,378	$63,823	$101,201	$(7,488)	$93,713

Interest expense on corporate notes	(13,516)	—	(13,516)	—	(13,516)
MSR valuation adjustment	(20,875)	—	(20,875)	—	(20,875)
Excess spread adjustment	(2,412)	—	(2,412)	—	(2,412)
Amortization of mortgage servicing obligations	(9)	—	(9)	—	(9)
Depreciation & amortization	(1,238)	(520)	(1,758)	(96)	(1,854)
Stock-based compensation	(4,147)	(2,206)	(6,353)	718	(5,635)
Fair value adjustment for derivatives	150	—	150	(507)	(357)

Pre-Tax Income/Loss	(4,669)	61,097	56,428	(7,373)	49,055

Income Tax					(12,780)

Net Income					$36,275

Average shares outstanding	89,528	89,528	89,528	89,528	89,528

Earnings per share					$0.41

Pre-Tax Income per share	$(0.05)	$0.68	$0.63	$(0.08)	$0.55

AEBITDA per share	$0.42	$0.71	$1.13	$(0.08)	$1.05

FOR QUARTER ENDED SEPTEMBER 30, 2011

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation

Adjusted EBITDA	$24,858	$8,138	$32,996	$(7,468)	$25,528

Interest expense on corporate notes	(7,543)	—	(7,543)	—	(7,543)
MSR valuation adjustment	(19,035)	—	(19,035)	—	(19,035)
Excess spread adjustment	—	—	—	—	—
Amortization of mortgage servicing obligations	—	—	—	—	—
Depreciation & amortization	(525)	(327)	(852)	(139)	(991)
Stock-based compensation	(1,508)	(168)	(1,676)	—	(1,676)
Fair value adjustment for derivatives	617	—	617	—	617

Pre-Tax Income/Loss	(3,136)	7,643	4,507	(7,607)	(3,100)

Income Tax					—

Net Income/Loss					$(3,100)

Average shares outstanding	70,000	70,000	70,000	70,000	70,000

Earnings per share					$(0.04)

Pre-Tax Income per share	$(0.04)	$0.11	$0.06	$(0.11)	$(0.04)

AEBITDA per share	$0.36	$0.12	$0.47	$(0.11)	$0.36

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar currently services over one million residential mortgages totaling $198 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling Nationstar to mitigate servicing portfolio run-off and improve credit performance for loan investors. Nationstar currently employs over 4,100 people, entirely based in the United States.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements convey Nationstar’s current expectations or forecasts of future events. When used in this release, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “target,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Nationstar’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Nationstar Mortgage LLC’s Form 10-K for the year ended December 31, 2011, Nationstar’s Form 10-Q for the quarter ended June 30, 2012, and other reports filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. Unless required by law, Nationstar undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this release.

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